EXHIBIT 99.1

CAL-MAINE FOODS, INC	Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS REPORTS SECOND QUARTER 2005 RESULTS

JACKSON, Miss. (December 27, 2004) — Cal-Maine Foods, Inc. (NASDAQ/NM:CALM) today reported results for the second quarter and six months ended November 27, 2004.

        Net sales for the second quarter of fiscal 2005 were $90.7 million compared with net sales of $149.9 million for the same quarter of fiscal 2004. The Company reported a net loss of $5.3 million, or $0.23 per basic share, for the second quarter of fiscal 2005 compared with net income of $17.6 million, or $0.75 per basic share, for the same quarter a year ago.

        For the first six months of fiscal 2005, net sales were $192.7 million compared with $264.3 million for the prior-year period. The Company reported a net loss of $6.2 million, or $0.26 per basic share, for the first six months of fiscal 2005 compared with net income of $25.4 million, or $1.08 per basic share, for the year-earlier period.

        Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “The poor financial results for the second quarter and the six months ended November 27, 2004, were due primarily to substantially lower egg prices, which are determined by supply and demand. During the past six months, the egg industry has produced approximately 2.5% more eggs than in the previous year. Egg demand was down slightly from last year, partly because high-protein diets are not as popular. This relatively small change in the balance between supply and demand resulted in the large reduction in egg selling prices.

        “Because of good profit margins over the past year or so, the egg industry in general has been producing at maximum capacity and several new production facilities have come on line. Now that egg prices have dropped, production levels will likely be reduced. Feed costs, which also had an impact on our profitability, are beginning to look more favorable. Growers in the U.S. and throughout the world produced a bumper crop of corn and soybeans, two items that are key feed ingredients. As a result, in the months ahead, we are confident that feed costs will be lower than they have been in the past year.

        “Our management team is working hard and performing well. Egg demand has been good thus far in the holiday season, and we hope to regain some momentum as our fiscal year progresses,” Adams concluded.

        Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

CAL-MAINE FOODS, INC	POST OFFICE BOX 2960 • JACKSON, MISSISSIPPI 39207
PHONE 601-948-6813 FAX 601-969-0905

CALM Reports Second Quarter 2005 Results

December 27, 2004

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	Nov. 27,	Nov. 29,	Nov. 27,	Nov. 29,
	2004	2003	2004	2003
Net sales	$90,730	$149,948	$192,747	$264,324
Gross profit	4,986	50,778	15,667	77,453
Operating income (loss)	(7,444)	27,602	(8,424)	41,022
Income (loss) before income taxes	(8,412)	27,508	(9,809)	39,707

Net income (loss)	$(5,342)	$17,605	$(6,229)	$25,376

Net income (loss) per common share:
Basic	$(0.23)	$0.75	$(0.26)	$1.08
Diluted	$(0.23)	$0.73	$(0.26)	$1.05

Weighted average shares outstanding:
Basic	23,737	23,632	23,951	23,594
Diluted	23,737	24,356	23,951	24,212

Since August 5, 2004, the Company has repurchased 562,503 shares of its common stock pursuant to a stock repurchase plan authorizing the repurchase of up to 2,000,000 shares.

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands, except per share amounts)

	Nov. 27,	May 29,
	2004	2004
ASSETS
Cash and cash equivalents	$ 58,574	$ 72,981
Receivables	34,899	27,367
Inventories	48,330	49,896
Other	1,237	1,695

Current assets	143,040	151,939

Fixed assets (net)	129,273	132,058
Other assets	17,535	17,562

Total Assets	$289,848	$301,559

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt	$ 9,598	$ 9,597
Accounts payable	26,647	21,507
Other current liabilities	18,278	17,856
Current deferred income taxes	9,640	10,030

Current liabilities	64,163	58,990

Deferred taxes and liabilities	22,780	21,970
Long-term debt	75,481	80,434
Shareholders' equity	127,424	140,165

Total liabilities and shareholders' equity	$289,848	$301,559